Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this ‘‘Agreement’’) is effective as of May 11, 2006 (the ‘‘Effective Date’’), by and among ATLANTIC EXPRESS TRANSPORTATION CORPORATION, a New York corporation (‘‘Shareholder’’), T-NT BUS SERVICE, INC., a New York corporation (‘‘Seller’’), and FIRST STUDENT, INC., a Florida corporation (the ‘‘Purchaser’’).

Background

Seller desires to sell and Purchaser desires to purchase substantially all of the assets of Seller relating to the school bus and charter transportation business of Seller (the ‘‘Business’’), all as more particularly described in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement and other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    CLOSING.

The closing of this Agreement (the ‘‘Closing’’) will take place within five business days following the date on which the conditions set forth in this Agreement have been satisfied or duly waived or on such other date as the parties mutually agree, but in no event later than July 15, 2006 (the ‘‘Closing Date’’).

2.    ASSETS TO BE PURCHASED.

On the Closing Date and subject to the terms and conditions of this Agreement, Seller shall sell, convey, transfer, assign, set over and deliver to Purchaser all of Seller's right, title and interest in and to the following assets of the Business (collectively, the ‘‘Purchased Assets’’):

2.1 the transportation contracts and charter contracts listed on Exhibit A and such other transportation and charter contracts or arrangements entered into by Seller in the ordinary course of the Business (collectively, the ‘‘Transportation Contracts’’);

2.2 the miscellaneous contracts listed on Exhibit B (collectively, the ‘‘Miscellaneous Contracts’’);

2.3 all outstanding deposits, prepayments, and any other sums previously paid by Seller in connection with the Purchased Assets with respect to periods after the Closing Date, that are listed on Exhibit C;

2.4 any guarantees, letters of credit and related security and documentation under the Transportation Contracts and Miscellaneous Contracts that are listed on Exhibit D;

2.5 any state charter permits, licenses, and other permits and licenses listed on Exhibit E and any and all other transferable permits and licenses used in the Business prior to the Closing Date (collectively, the ‘‘Permits’’);

2.6 the buses, vans and other revenue-generating vehicles owned by Seller which are identified on Exhibit F (the ‘‘Vehicles’’), and all parts and components thereof, together with all warranties and indemnities of manufacturers or vendors of the Vehicles or parts or components thereof;

2.7 the office furniture and equipment (including business related telephones and any other communications equipment), shop equipment, inventory, automobiles, service vehicles and all other miscellaneous assets related to the Business, together with all warranties and indemnities of manufacturers or vendors of such assets or parts or components thereof;

2.8 all registered and unregistered trademarks, service marks, trade dress, brands, logos, symbols, emblems, slogans, trade names and corporate names, registered and unregistered copyrights,

proprietary information, know-how, computer software and related documentation or similar licenses and trade secrets, and all goodwill associated therewith, used in the Business, including the items listed and described on Exhibit G, but excluding the trade name ‘‘Atlantic Express’’, the service mark ‘‘AE’’ and any other similar trade name, trademark or service mark (the ‘‘Intellectual Property’’);

2.9 all personnel records of employees of Seller who become employed by Purchaser, customer lists, mailing lists and all accounting sales, pricing, asset maintenance/repair and other data, files, records and reports relating to the Purchased Assets, Business or liabilities assumed by Purchaser under this Agreement, but excluding tax returns, records concerning accounts receivables and any consolidated financial statements of Shareholder;

2.10 all data and records relating to maintenance of vehicles, payroll and operation of the Business as may be needed by Purchaser to operate the Business following the Closing, including but not limited to all such data and records contained within any of Seller's or Shareholder's software and/or computer hardware (whether or not listed on Exhibit G); and

2.11 all telephone numbers (to the extent assignable) that Seller uses in the conduct of the Business.

3.    EXCLUDED ASSETS.

Notwithstanding any other provision of this Agreement, Seller shall retain and shall not transfer to Purchaser the following assets (the ‘‘Excluded Assets’’):

3.1 all of Seller’s cash on hand, cash equivalents, securities and similar investments, bank accounts, lock boxes, and deposit accounts of, and any rights or interest in the cash management

3.2 all accounts receivable in existence at the time of Closing;

3.3 all Employee Benefit Plans (as defined below) and any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of Seller under any such Employee Benefit Plans;

3.4 all insurance policies and all rights of Seller of every nature and description under or arising out of such insurance policies;

3.5 all claims for and right to receive Tax (as defined below) refunds and net operating loss carry forwards relating to the operation or ownership of the Business or the Purchased Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date;

3.6 Seller's rights under this Agreement, the Collateral Agreements and any other agreements or instruments executed and delivered in connection with this Agreement, and the transactions contemplated hereby or thereby;

3.7 any claims related exclusively to the Excluded Assets;

3.8 any contractual rights relating to or arising out of credit or other financing arrangements or other contractual arrangements not related to the operation of the Business;

3.9 all tax returns and records concerning accounts receivable; and

3.10 the Collective Bargaining Agreement between Teamsters, Chauffeurs, Warehousemen and Helpers Local Union 182 and Seller dated November 5, 2004.

4.    PURCHASE PRICE; CASH TO CLOSE; DOCUMENTS TO BE DELIVERED AT CLOSING; CLOSING PROCEDURE.

4.1  Purchase Price.    The total purchase price for the Purchased Assets payable hereunder shall be $12,700,000.00 (the ‘‘Purchase Price’’), subject to adjustments as expressly set forth in this Agreement. All adjustments to the Purchase Price shall be set forth on a closing statement to be prepared jointly by Purchaser and Seller prior to the Closing (the ‘‘Closing Statement’’). The Purchase Price as adjusted on the Closing Statement shall be referred to herein as ‘‘Cash to Close.’’ Purchaser shall place $50,000 of the Purchase Price in an escrow account in accordance with the terms of this

Agreement, as more particularly described in Section 8.7 (the ‘‘Escrow Agreement’’). Purchaser shall pay $2,000,000.00 of the Purchase Price to Seller, Shareholder and Domenic Gatto (the President of Shareholder) pursuant to the terms and conditions of the non-compete agreements between Purchaser and each of Seller and Shareholder in the form set forth on Exhibit H (the ‘‘Noncompete Agreements’’).

4.2  Cash to Close.    A portion of the Cash to Close shall be paid, for the benefit of Sellers, to Sellers' creditors and/or lessors in the estimated amounts as set forth on Exhibit I. All of the Cash to Close shall be paid in immediately available funds to Seller or its creditors in the manner set forth on the Closing Statement.

4.3  Documents to be Delivered at Closing.    The Noncompete Agreements, the Bill of Sale and Assignment and Assumption Agreement (as defined below), the Vehicle Title Nominee Agreement (as defined below), the Escrow Agreement and any other agreements, documents, or instruments that this Agreement contemplates are collectively referred to in this Agreement as the ‘‘Collateral Agreements.’’

4.3.1 At the Closing, Seller and Shareholder shall deliver to Purchaser:

(a)    (i) documents in form and substance satisfactory to counsel for Purchaser evidencing releases of any liens, claims, pledges, security interests or other encumbrances (collectively, the ‘‘Liens’’) on any of the Purchased Assets, (ii) Vehicle titles and titles to all other titled Purchased Assets, and (iii) such other instruments of conveyance, assignment and transfer, in form and substance satisfactory to Purchaser and its counsel, as shall be effective to convey, transfer and assign to Purchaser good and marketable title to the Purchased Assets, free of all Liens;

(b)    originals of the Transportation Contracts, Miscellaneous Contracts, and Permits, together with all consents and other executed documents necessary to validly assign such contracts or, if Purchaser requests, transfer such Permits;

(c)    an opinion of counsel of Seller and Shareholder, dated as of the Closing Date, satisfactory in scope and substance to counsel for Purchaser containing such opinions as set forth on the form of opinion letter set forth on Exhibit J;

(d)    a copy of the text of the resolutions adopted by the board of directors of Seller and Shareholder authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated in this Agreement, together with copies of the certificate of incorporation and bylaws of Seller and Shareholder, duly certified by Seller’s and Shareholder's secretary or assistant secretary to the effect that such copies are true, correct and complete copies of such resolutions, certificates of incorporation and bylaws and that such resolutions were duly adopted and have not been amended or rescinded;

(e)    a certificate of good standing of Seller and Shareholder from the secretary of state of the state where each of them is incorporated and in each other jurisdiction in which Seller conducts its business;

(f)    an incumbency certificate executed on behalf of Seller and Shareholder by their respective secretaries certifying the signature and office of each officer executing this Agreement and the other documents and instruments contemplated in this Agreement;

(g)    a certificate that an officer of Seller and Shareholder executes, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 10.1 and 10.2; and

(h)    a receipt for the Cash to Close.

4.3.2 At the Closing, Purchaser will deliver to Seller:

(a)    the Cash to Close;

(b)    the Closing Statement;

(c)    a copy of the text of the resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated in this Agreement, duly certified by Purchaser’s secretary or assistant secretary to the effect that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

(d)    a certificate of good standing of the Purchaser from the secretary of state of the state where Purchaser is incorporated and of New York;

(e)    an incumbency certificate executed on behalf of Purchaser by its secretary certifying the signature and office of each officer or representative executing this Agreement and the other documents and instruments contemplated in this Agreement;

(f)    a certificate that an officer of Purchaser executes, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 9.1 and 9.2; and

(g)    an opinion of counsel of Purchaser, dated as of the Closing Date, satisfactory in scope and substance to counsel for Seller containing such opinions as set forth on the form of opinion letter set forth on Exhibit K;

4.3.3 At the Closing, the parties shall deliver to each other the following:

(a)    the Noncompete Agreements;

(b)    a bill of sale and assignment and assumption agreement pursuant to which, as of the Closing Date, Seller will assign to Purchaser all the Purchased Assets, and Purchaser will assume the Assumed Liabilities (as defined below), substantially in the form set forth on Exhibit L (‘‘Bill of Sale and Assignment and Assumption Agreement’’); and

(c)    a vehicle title nominee agreement substantially in the form set forth on Exhibit M (‘‘Vehicle Title Nominee Agreement’’).

5.    REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER.

Seller and Shareholder, jointly and severally, represents and warrants to Purchaser that, except as may be set forth in particularity and in detail on the disclosure schedules attached to this Agreement, which shall be arranged in paragraphs corresponding to the numbered paragraphs in this Section 5 (the ‘‘Disclosure Schedules’’), the following statements are true and correct as of this date and will be true and correct as of the Closing Date:

5.1  Organization; Good Standing; Ownership.    Each of Seller and Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is validly existing and qualified to do business as a foreign corporation and is in good standing in each jurisdiction where any of the Purchased Assets owned by it are located. Shareholder holds of record and owns beneficially all of the issued and outstanding shares of the capital stock of Seller. Seller does not have any subsidiaries nor has Seller agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

5.2  No Violation.     The execution and delivery of this Agreement, the Collateral Agreements and any documents and agreements that Seller and Shareholder are to execute and deliver pursuant to this Agreement to consummate the transactions contemplated hereby do not and will not (i) to the knowledge of Seller and Shareholder, violate any provision of the terms of any applicable law, rule or regulation of any governmental body having jurisdiction, (ii) conflict with or result in a breach of any provision of Seller’s or Shareholder's articles of incorporation or bylaws or result in a default under any of the terms, conditions or provisions of, or result in the breach of, or accelerate or permit the acceleration of the performance required by, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation of any nature whatsoever to which Seller or Shareholder is a party, provided that, with respect to those notes, bonds, mortgages, indentures, licenses, agreement or other instruments or obligations that are specifically identified in Schedule 5.22 as requiring an Approval, that such Approval is obtained, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or Shareholder or any of their respective properties or assets.

5.3  Authorization and Validity.    The execution, delivery, and performance of this Agreement and the Collateral Agreements by Seller and Shareholder has been (or prior to the Closing will be) duly and validly authorized and approved by all necessary action on the part of Seller and Shareholder, and this Agreement and the Collateral Agreements are legally binding upon and enforceable against each of Seller and Shareholder in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relative to or affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether in equity or at law).

5.4  Marketable Title; No Liens.    Seller has good and marketable title to the Purchased Assets, free and clear of all Liens, except for Liens set forth in Schedule 5.4 to be satisfied at Closing, and no bankruptcy court approval is required to transfer the Purchased Assets to Purchaser. Seller shall transfer to Purchaser at Closing good and marketable title to the Purchased Assets, and the Purchased Assets shall be free from all Liens.

5.5  Condition of Purchased Assets.    The Purchased Assets (other than the Vehicles) fulfill the requirements of all applicable safety, environment, building, zoning, fire, health and other laws and ordinances and rules and regulations affecting the same.

5.6  Contracts.    The Transportation Contracts and Miscellaneous Contracts that Seller will deliver to Purchaser pursuant to Section 4.3.1(b) above are true, complete and up-to-date originals (including all amendments, attachments, schedules and side letters relating to the terms of such contracts). Each Transportation Contract and Miscellaneous Contract is in full force and effect as to Seller, and to the knowledge of Seller and Shareholder, the other parties to such contracts, and neither the Seller, nor to the knowledge of Seller, any other party thereto is in breach or default (whether with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder). Except as set forth on Schedule 5.6, neither Seller nor Shareholder has received any termination notices and has no reason to believe that any of the other parties to the Transportation Contracts and Miscellaneous Contracts intend to terminate, fail to renew or re-award or reduce the volume under any such contract prior to the end of its stated term, or are considering such action, or have determined not to consent to Seller's assignment to Purchaser. Seller is not a party to any school bus, transit, charter, transportation or other revenue generating contract with any governmental authority or other third party with respect to the Business, except for those listed on Exhibit A. All transportation contracts and charter contracts listed on Exhibit A are in Seller's name.

5.7  Vehicles.

5.7.1 Each Vehicle is in good, operable and roadworthy condition, no preventative maintenance has been delayed that would cause a material adverse change to Seller and each Vehicle is in a state of maintenance and repair consistent with good business practice.

5.7.2 Each Vehicle complies with all applicable state and local inspection requirements and all other applicable Federal, state and local laws, regulations and ordinances, other than where such failure would not cause a material adverse change to Seller.

5.7.3 With regard to each Vehicle, no individual tire has less than 4/32’’ tread depth, and no Vehicle has recapped tires on steering axles.

5.7.4 Except for ordinary wear and tear, each Vehicle is free of sheet metal and structural damage or corrosion, broken glass, torn upholstery and broken or damaged components in accordance with the State of New York school bus inspection standards and criteria.

5.7.5 Each Vehicle bears current registrations and current New York Department of Transportation inspection certificates.

Purchaser will inspect all of the Vehicles prior to the Closing Date to determine if any Vehicle is not in the condition warranted in this Section 5.7. If Purchaser discovers any breach of the warranty set forth in this Section 5.7 on or before the Closing, then the reasonable cost to repair or correct a breach of warranty will be deducted from the Purchase Price if Seller elects to close this transaction after first receiving written notice of the alleged breach. In addition, if within 30 days after the Closing

Date the Purchaser discovers any breach of a Vehicle warranty set forth in this Section 5.7 which existed on the Closing Date, and if such breach of warranty exceeds $2,500 with respect to any one Vehicle, then Purchaser may give Seller written notice thereof and Seller shall pay the reasonable cost to repair or correct such breach of warranty within 10 days after receipt of a third party invoice therefor; provided, however, that if Seller disputes Purchaser’s determination of such alleged breach of warranty by written notice delivered to Purchaser within five days after receipt of the notice from Purchaser, then the dispute shall be resolved by an independent school bus inspector from the State of New York; and provided further, that Seller shall only be liable for any repair cost incurred by Purchaser after Closing if the state inspector determines that a Vehicle did not comply with the warranties set forth in this Section 5.7 as of the Closing Date and that such amount exceeds $2,500 on any one Vehicle. The Purchaser’s sole and exclusive remedy with respect to a breach of this Section 5.7 shall be as set forth in this Section 5.7. Except for the representations, warranties, and covenants set forth in this Section, Purchaser acknowledges that it is purchasing the Vehicles in an ‘‘AS IS’’ condition.

5.8  Environmental Matters.

5.8.1 There are and have been no discharges or releases (as defined under any applicable Environmental Laws (as defined below)) of hazardous or toxic substances, (including without limitation, any oil or fuel spills or leaks) of any kind in violation of any Environmental Laws, or violation or alleged violation of any federal, state or local law or regulation relating to the protection of human health or the environment (‘‘Environmental Laws’’), either in or on the Leased Property (as defined in Section 5.9 below), or in or on any other real property owned, leased, operated or used by Seller, and there has never been any such violation. Seller has not been involved in any way in generating, selling, shipping or sending hazardous or toxic substances or pollutants or contributed to the generation of any pollution or violation of laws to protect the environment or quality of life anywhere, nor has any waste or substance been generated at, stored at or sent from the Leased Property, or in or on any other real property owned, leased, operated or used by Seller, the storage, shipment or sending of which has or may have violated any laws designed to protect the environment or quality of life anywhere.

5.8.2 Schedule 5.8.2 sets forth a list and description of all underground and above ground storage tanks, now or previously existing on the Leased Property including the age, location, construction material, volume, substance currently or last stored, and method and record of leak detection used by Seller with respect to each of the tanks on the Leased Property (collectively, the ‘‘Tanks’’). No Tank has been used for storage of hazardous, toxic or regulated substances other than petroleum and petroleum products.

5.9  Leased Property.

5.9.1 A complete list of the real property leased by Seller in connection with the Business and a description of the leases therefor is set forth on Exhibit N (the ‘‘Leased Property’’). The Leased Property as used by Seller is in compliance with all local, state and Federal laws, rules and regulations applicable to dispatching, fueling, washing, storing, parking and repairing of buses, vans and coaches. Seller and Shareholder have not received, and have no reason to believe and do not know of any notice of any asserted violations, pending or unresolved, of any zoning, building, environmental or other applicable law, ordinance, code or regulation relating to the operation of the Business or use of the Leased Property. The Leased Property is all the real property necessary to operate the Business as presently conducted.

5.9.2 The Leased Property is properly zoned for use as a facility for dispatching, fueling, washing, storing, parking and repairing of buses, vans and coaches, and for use as a school bus operations and maintenance facility.

5.10  Conditions of Leased Property.    All buildings and fixtures located in or on the Leased Property, including, but not limited to, the heating, air conditioning, electrical, fuel storage and dispensing, paved and graveled parking areas, drainage, and sewers and plumbing systems, are in good and working condition and repair without any leaks. Purchaser and Seller will jointly inspect the

Leased Property prior to the Closing Date to determine if the Leased Property is in the condition warranted above. In the event such inspection or investigation reveal that the Leased Property is not in the condition contemplated in Sections 5.8, 5.9, and 5.10, Purchaser shall have the right to (i) terminate its obligations to close under this Agreement without penalty or (ii) negotiate a mutually agreeable resolution with Seller and Shareholder, including, but not limited to, deducting from the Purchase Price the cost of correcting any deficiencies and Seller making any necessary reports to appropriate governmental agencies.

5.11  Labor Matters.    Seller is not a party to any collective bargaining or labor agreement with respect to its employees and there has been no work stoppage against the Seller nor, to Seller's and Shareholder's knowledge, is any stoppage threatened. No petition has been filed for recognition of any person as the collective bargaining representative for any of Seller's employees. Seller is and has been in compliance with all applicable laws respecting employment and employment practices and the terms and conditions of employment, wages and hours, including, without limitation, any such laws respecting: employment discrimination; equal employment opportunity; immigration; social security, Medicare and other similar taxes; occupational safety and health; the Worker Adjustment and Retraining Notification Act (or any similar state or local statute or regulation); and unfair labor practices. Seller is not delinquent in any payments to their employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees.

5.12  Employee Benefits.

5.12.1 Seller is not a party to any pension, retirement, profit sharing, bonus or other benefit plan, arrangement or understanding applicable to any of its employees (‘‘Employee Benefit Plans’’), except as set forth on Schedule 5.12.

5.12.2 Purchaser will not have, with respect to any business of Seller which it operates after Closing, or with respect to any person who was an employee of Seller, any obligation to make any contribution to any multi-employer plan, or any withdrawal liability from any multi-employer plan, under Section 4201 of ERISA.

5.12.3 The Employee Benefit Plans intended to qualify under Section 401 of the Internal Revenue Code, as amended (‘‘Code’’) are so qualified, and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code.

5.12.4 All contributions (including all employer contributions and employee salary reduction contributions) required to have been made (without regard to any waivers granted under Section 412 of the Code) to any funds or trust established under any Employee Benefit Plan of Seller or in connection therewith were made by the required date (including any valid extension), and all such contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date. No accumulated funding deficiencies exist in any of the Employee Benefit Plans of Seller subject to Section 412 of the Code.

5.13  Workers' Compensation and Unemployment Insurance.    With respect to workers’ compensation, Sellers are not and have not since December 31, 2000 been self-insured or participated in any retrospective programs. Other than as set forth on Schedule 5.13, there have been no gaps in workers’ compensation coverage and for any gaps in such coverage all premiums, penalties, interest or other payments that Sellers were required to make related to such gap in coverage have been made. Schedule5.13 sets forth a true and correct list of all workers’ compensation claims since December 31, 2000. Sellers have paid all amounts they owe related to unemployment insurance and are and have been in compliance with all laws and regulations concerning unemployment insurance.

5.14  Valid Licenses for Operators.    To the knowledge of Seller, each of Seller’s Vehicle operators holds a valid license of the type required under applicable laws and regulations.

5.15  Solvency.

5.15.1 Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated in this Agreement. As used in this Agreement ‘‘insolvent’’ means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of their respective assets.

5.15.2 Immediately after giving effect to the consummation of the transactions contemplated in this Agreement: (i) Seller will be able to pay its debts as they become due in the usual course of business; (ii) Seller will not have unreasonably small capital with which to conduct their present or proposed businesses; (iii) Seller will have assets (calculated at fair market value) that exceed their liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller, respectively, will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

5.15.3 The Purchased Assets represent not more than 5% of the assets of Shareholder on a consolidated basis with each of its subsidiaries.

5.16  Illegal Payments.    All payments made by Sellers in operating the Business do not violate and have not violated any federal, state or local law or regulation.

5.17  Financial Statements.    The unaudited profit and loss statements and internal management reports regarding Seller's financial position delivered to Purchaser prior to the date hereof, (i) present fairly in all material respects the financial position and results of operations of the Business as of the date of such financial statements and internal management reports, and (ii) are complete, correct and in accordance with the books of account and records of the Business.

5.18  Books and Records.    The books and records of Seller accurately and fairly reflect in reasonable detail the transactions of Seller.

5.19  Litigation.    There are no claims, lawsuits, actions, arbitrations or other proceedings pending with respect to this Agreement and the transactions contemplated hereby. Other than as set forth on Schedule 5.19, there are no claims, lawsuits, actions, arbitrations or other proceedings or governmental investigations pending or, to the knowledge of Seller and Shareholder, threatened against Seller, Shareholder or any of their respective officers, stockholders, directors, employees or affiliates involving, affecting or relating to Seller, the Business or the Purchased Assets (collectively, the ‘‘Claims’’). The information contained on each Claim set forth on Schedule 5.19, includes: (i) if there are demands for something other than monetary damages, a description of the relief being sought; and (ii) if such Claim is covered by insurance and if so, the name of the insurance carrier. There are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Seller, the Leased Property or Business.

5.20  Intellectual Property.    With respect to the Intellectual Property:

5.20.1 Seller is the owner of, or has the unrestricted right to use, the Intellectual Property free and clear of any Liens and Seller has the right to use the same in the conduct of the Business and to assign such rights to Purchaser;

5.20.2 No proceedings have been instituted, are pending or, to the knowledge of Seller and Shareholder, threatened which challenge any rights with respect to the validity of the Intellectual Property;

5.20.3 To the knowledge of Seller and Shareholder, none of the Intellectual Property infringes upon or otherwise violates the rights of others or is being infringed upon by others;

5.20.4 The Intellectual Property is not subject to any outstanding order, decree, judgment, stipulation or charge;

5.20.5 No licenses, sublicenses or agreements granting rights in any of the Intellectual Property have been granted or entered into by Seller, which in each case remain in effect, or will be granted or entered into by Seller other than to Purchaser or its designee;

5.20.6 Seller and Shareholder have not received any notice of interference or infringement of any of the Intellectual Property;

5.20.7 Seller and Shareholder are not obligated to pay any royalties or make similar payments in respect of the Intellectual Property; and

5.20.8 The Intellectual Property is all of the intellectual property used in the Business and that is needed to operate the Business.

5.21  Permits and Compliance with Applicable Law.    Seller has in full force and effect all necessary governmental permits and approvals in order to operate the Business as presently conducted in accordance with applicable law. Schedule 5.21 contains a true, complete and correct list of all Permits that Seller currently holds and Seller is in compliance with all terms of such Permits. Seller is conducting and has conducted the Business in compliance with all applicable federal, state and local laws. No investigation or review by any governmental entity with respect to Seller or the Permits is pending or, to the knowledge of Seller and Shareholder, threatened.

5.22  Approvals.    Schedule 5.22 lists all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by Seller with, to or from any person or governmental authority in order to consummate the transactions contemplated herein (‘‘Approvals’’).

5.23  Insurance.    Schedule 5.23 lists all insurance policies owned or held by Seller which cover the Business (‘‘Seller's Insurance Policies’’). Seller's Insurance Policies are: (i) in full force and effect, (ii) issued by an insurer that is financially sound an reputable, (iii) taken together, provide adequate insurance coverage for the Purchased Assets and the operations of Seller for all risks normally insured against by a person or entity carrying on the same type of business as Seller, and (iv) sufficient for compliance with the requirements of all Transportation Contracts and Miscellaneous Contracts. Seller have paid all premiums due under the Seller's Insurance Policies and all other insurance policies that Sellers have maintained in the past and has otherwise performed all of their obligations under the Seller's Insurance Policies and all other insurance policies that Sellers have maintained in the past. From the date that Seller began operating through the Closing Date, Seller has never had any gap in coverage with respect to any insurance. Seller has given notice to its insurers of all claims known to Seller that may be insured by the Seller's Insurance Policies. Seller has not received any notice of a (a) cancellation or termination of any insurance policy covering Seller or its assets, or (b) refusal of coverage or that a defense will be afforded with reservation of rights.

5.24  No Material Adverse Change.    Since June 30, 2005, (i) there has not been any material adverse change in the business, assets, financial condition, or results of operations of the Business, and (ii) Seller has operated the Business in the ordinary course of business consistent with past practices.

5.25  No Other Purchase Agreements.    Seller is not a party to any agreement to merge or consolidate with or into, or acquire, any other entity or assets of any other person or entity (other than in the ordinary course of business and which has been disclosed to Purchaser), or sell or otherwise dispose of Seller's stock or assets (other than this Agreement). There has not been any consent or vote of Seller’s Board of Directors or of the stockholders thereof approving or directing any Seller to do such thing.

5.26  Taxes.    There are no Liens on any Purchased Assets that arose in connection with any failure (or alleged failure) of Seller to pay any Tax. ‘‘Tax’’ means: (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, together with any interest and any penalty, or additional amount imposed by any governmental authority responsible for the imposition of any such Tax (domestic or foreign); or (ii) any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, unclaimed property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign).

5.27  Disclosure.    All written information provided by Seller and Shareholder to Purchaser is true and correct. Seller and Shareholder have not made any untrue statement of material fact to Purchaser or omitted to state a material fact to Purchaser which is known or should have been known to Seller or Shareholder that is necessary to make any statements made in light of the circumstances upon which made not misleading.

Seller's and Shareholder's representations and warranties contained in this Agreement will survive the Closing Date for a period of five years. Seller's and Shareholder’s covenants will survive indefinitely unless otherwise stated in the individual covenant. The limitations on the survival of representations and warranties in this Agreement shall not limit any rights, causes of action or other claims Purchaser may have against Seller or Shareholder under common law, equity, statute or regulation.

6.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

6.1  Good Standing and Organization.    Purchaser is duly organized, validly existing and in good standing under the laws of the State of Florida and is validly existing and qualified to do business as a foreign corporation and is in good standing in the State of New York.

6.2  Authority and Validity.    The execution, delivery, and performance of this Agreement and the Collateral Agreements by Purchaser have been (or prior to the Closing will be) duly and validly authorized and approved by all necessary action on the part of Purchaser, and this Agreement and the Collateral Agreements are legally binding upon and enforceable against Purchaser in accordance with their terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relative to or affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether in equity or at law).

6.3  No Violation.    The execution and delivery of this Agreement and the documents and agreements to be executed and delivered pursuant to this Agreement to consummate the transactions contemplated hereby do not and will not (i) to the knowledge of Purchaser, violate any provision of the terms of any applicable law, rule or regulation of any governmental body having jurisdiction, (ii) conflict with or result in a breach of any provision of Purchaser’s articles of incorporation or bylaws or result in a default under any of the terms, conditions or provisions of, or result in the breach of, or accelerate or permit the acceleration of the performance required by, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation of any nature whatsoever to which Purchaser is a party, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its property or assets, and are enforceable in accordance with their terms.

6.4  Litigation.    There are no lawsuits or governmental proceedings pending or, to the knowledge of Purchaser, threatened by or against Purchaser which would materially affect the consummation of the transactions contemplated hereunder or any of the representations and warranties contained herein.

6.5  Sufficient Funds.    Purchaser has sufficient funds available (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by this Agreement.

6.6  Brokers.    Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

6.7  Disclosure.    All written information provided by Purchaser to Seller is true and correct. No representation, warranty or schedule contains any untrue statement of material fact or omits to state a material fact which is known or should have been known to Purchaser that is necessary to make the statement not misleading.

Purchaser’s representations and warranties contained in this Agreement will survive the Closing Date for a period of five years. The limitations on the survival of representations and warranties in this Agreement shall not limit any rights, causes of action or other claims Seller or Shareholder may have against Purchaser under common law, equity, statute or regulation. Purchaser’s covenants will survive indefinitely unless otherwise stated in the individual covenant.

7.    CERTAIN PRE-CLOSING COVENANTS.

From the Effective Date through the Closing Date:

7.1  Conduct of Business.    Seller shall (and Shareholder shall cause Seller to) carry on the Business in the usual and normal course consistent with its past business practices. Except with prior written consent of Purchaser, Seller shall not purchase any asset, or enter into any contract or agreement related to the Business, except in the ordinary course of the Business, involving more than $10,000.

7.2  Access.    Seller shall (and Shareholder shall cause Seller to) permit Purchaser and its representatives to have full access to the Leased Property, Seller's auditors and legal counsel, and to all books and records of Seller relating to the Business at reasonable hours; provided, however, such access does not unreasonably disrupt the normal operation of the Business. Seller shall furnish Purchaser with such financial and operating data and other information with respect to the Leased Property and any of the Purchased Assets as Purchaser may from time to time reasonably request.

7.3  Maintenance of Purchased Assets.    Seller shall (and Shareholder shall cause Seller to) maintain the Purchased Assets consistent with past practice of Business, and meet the requirements of all applicable safety, environment, building, zoning, fire, health and other laws, ordinances, rules and regulations affecting same, and in addition thereto, shall maintain the Vehicles included in the Purchased Assets in good state of repair, reasonable wear and tear only excepted.

7.4  No Indebtedness.    Seller shall not (and Shareholder shall cause Seller not to) create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness related to the Business for any reason whatsoever, except in the ordinary course of the Business, consistent with past practices.

7.5  Accounting Practices.    Seller and Shareholder shall maintain their accounting books, records and accounts, with respect to Seller, in accordance with customary practices, consistently applied, and shall not make any change in any method of accounting or accounting principle, method, estimate or practice (except as required by a change in the United States General Accepted Accounting Principles). Seller and Shareholder shall maintain all other files and records, with respect to Seller, consistent with past practice.

7.6  Corporate Existence.    Seller and Shareholder shall maintain their corporate existence and powers, shall not make any change in Seller's articles of incorporation or bylaws and shall not dissolve or liquidate.

7.7  No Disposal of Purchased Assets.    Except pursuant to the terms of any contract executed on or before the Effective Date and made known to Purchaser, or upon the direction of Purchaser, Seller shall not (and Shareholder shall cause Seller not to) dispose of any of the Purchased Assets or enter into or assume any obligation with respect thereto, or modify or amend in any material respect, or terminate, any contract, agreement, lease, license or commitment which is part of the Purchased Assets, except as expressly contemplated by this Agreement.

7.8  No Breach.    Seller and Shareholder shall not knowingly do any act or omit to do any act that will cause a breach of any contract, agreement, obligation, lease, license or commitment included in the Purchased Assets.

7.9  Notice of Certain Events.    Seller or Shareholder shall promptly notify Purchaser in writing of any threatened lawsuit, or claim against Seller or Shareholder relating to the Business (other than claims and lawsuits covered by insurance and which cannot reasonably expected to have a material adverse effect on the Business or the Acquired Assets), or any adverse change or any projected or threatened adverse change in the financial position of the Business.

7.10  Maintenance of Insurance.    Seller and Shareholder shall keep in full force and effect insurance (including casualty and public liability policies) comparable in amount, scope and coverage maintained with respect to the Business as of the Effective Date.

7.11  Obtaining Consents.    Seller and Shareholder shall use commercially reasonable efforts to obtain any and all necessary consents of creditors, whether secured or unsecured, or other third parties with respect to the transactions contemplated by this Agreement.

7.12  Representations and Warranties.    Neither Seller nor Shareholder shall take any action which would cause any of the representations or warranties made in this Agreement not to be true and correct in all respects on and as of the Closing Date (unless the representation or warranty addresses matters as of a particular date) with the same force and effect as if such representation or warranty had been made on and as of the Closing Date, except for changes in any such representation or warranty approved in writing by Purchaser. Neither Seller nor Shareholder shall agree to take any actions prohibited by this Section 7.12.

7.13  Joint Ventures.    Seller shall not enter into any joint venture or partnership related to the Business.

7.14  Notice of Damages.    Seller and Shareholder shall give prompt written notice to Purchaser of any damage to or destruction or loss of any Purchased Assets occurring prior to Closing which exceeds or may exceed an aggregate of $10,000.

7.15  Tanks.    Prior to Closing, to the extent not already provided to Purchaser, Seller or Shareholder shall deliver to Purchaser copies of the registration forms and all other filings, documents or permits required in connection with the Tanks by federal, state, county or municipal law, including documents relating to removal of the Tanks.

7.16  Public Statements.    Seller, Shareholder and Purchaser shall consult with each other before issuing, or permitting any agent or affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, and, except to the extent required by law, no such release or public statement shall be made by Seller, Shareholder or Purchaser before the Closing Date without the prior written consent of such other party.

7.17  Notice Concerning Transportation Contracts and Miscellaneous Contracts.    Seller and Shareholder shall give prompt written notice to Purchaser of any occurrence, condition or act of which Seller or Shareholder becomes aware indicating that any of the other parties to the Transportation Contracts or Miscellaneous Contracts intends to or is considering termination, non-renewal, a material reduction in the volume of, or refusal to consent to Seller's assignment to Purchaser of any such contract prior to the end of its stated term.

7.18  Assignment of Contracts.    Seller and Shareholder shall use commercially reasonable efforts to obtain the assignments of all Transportation Contracts, Miscellaneous Contracts and Permits.

7.19  No Solicitation.    Seller and Shareholder agree that neither they, nor any of their affiliates, nor any of their respective directors, executive officers, agents or representatives will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Business or the acquisition of all or any significant part of the assets of the Business or capital stock of Seller (including, but not limited to, a control position voting interest) (an ‘‘Acquisition Transaction’’), (ii) negotiate or otherwise engage in discussions with any person or entity with respect to any Acquisition Transaction, or that may reasonably be expected to lead to a proposal for an Acquisition Transaction, or (iii) enter into any agreement, arrangement or understanding (including any letter of intent, agreement in principle or similar agreement) with respect to any such Acquisition Transaction, in the case of each clauses (i), (ii) and (iii) other than in connection with the transactions with Purchaser contemplated by this Agreement. Seller and Shareholder agree to promptly advise Purchaser of any inquiries or proposals received by, any information requested from, or any negotiations or discussions sought to be initiated or continued with, Seller or Shareholder, their affiliates, or any of their respective directors, executive officers, stockholders, agents or representatives, in each case from a person or entity (other than Purchaser) with respect to an Acquisition Transaction.

7.20  Capital Leases.    At or prior to the Closing, Seller shall pay in full all of its obligations under the capital and/or operating leases set forth on Exhibit Q and take title to all the equipment and assets subject to those leases or cause such equipment and assets to be transferred to Purchaser free and clear of any Liens.

8.    COVENANTS WHICH INCLUDE POST CLOSING ACTIONS.

8.1  Taxes.    Seller and Shareholder shall be liable for all Taxes levied against Seller or upon its properties, the Leased Property and Business, relating to events or time periods prior to the Closing Date.

8.2  Access to Books and Records.    Following the Closing, Seller, Shareholder and Purchaser shall allow each other access to available books and records of the Business through the Closing Date as either shall reasonably request.

8.3  Notice to Customers.    If Purchaser requests after the Closing, Seller and Shareholder shall deliver to Purchaser or directly to customers or suppliers of the Business, a letter prepared by Purchaser and executed by Seller, pursuant to which Seller shall advise each addressee that the Purchased Assets have been sold to Purchaser.

8.4  Disclosure.    Except as required by law, Seller, Shareholder or Purchaser will not, without the prior consent of the other parties, disclose any of the terms of this Agreement to any third party, other than a party’s accountants, attorneys and advisors.

8.5  Trade Name.    On and after the Closing Date, Seller and Shareholder shall not use or identify itself or himself or its business by any trade name transferred hereby. Not later than 10 days after the Closing Date, Seller shall change its corporate name.

8.6  Accounts Receivable.    In the event Purchaser receives payment for any accounts receivable of Seller regarding the Business relating to the period prior to Closing or any other Excluded Asset, Purchaser shall promptly remit such payment or deliver such Excluded Asset to Seller. For purposes of this Section , any payments received from any customer of Seller shall be applied to any outstanding accounts receivable of Seller prior to any obligation which arises after the Closing Date. In the event Seller receives payment for any accounts receivable of Purchaser regarding the Business relating to the period after Closing or any Purchased Assets, Seller shall promptly remit such payment or deliver such Purchased Asset to Purchaser.

8.7  Remediation.

8.7.1 Seller and Shareholder shall be solely liable for the full cost of remedying the environmental issues set forth in the report that Strata Environmental (‘‘Strata’’) authored, which is attached as Exhibit O (the ‘‘Strata Report’’) as well as additional costs, expenses and liabilities, whether known or unknown, related thereto or arising therefrom (the ‘‘Remediation’’). Following the Closing Date, Seller shall use its best efforts to advance the Remediation to completion in a timely manner. The Escrow Agreement covering the Remediation Escrow Amount (as defined below) shall provide that payments as directed by Seller and Purchaser shall be made out of the Remediation Escrow Amount by the Escrow Agent after receipt by the Escrow Agent of written directions from Seller and Purchaser. In the event Seller fails to advance the Remediation to completion in a timely manner following the Closing Date, Purchaser may assume (at the cost and expense of Seller) such duties and direct the Escrow Agent to make payments in accordance therewith without Seller’s consent upon 15 days prior written notice to Seller.

8.7.2 At the Closing, Purchaser shall deposit Fifty Thousand Dollars ($50,000.00) of the Purchase Price (the ‘‘Remediation Escrow Amount’’) into an account with the Mercantile Title Agency (the ‘‘Escrow Agent’’), pursuant to an escrow agreement in a form reasonably acceptable to the parties. The terms of the escrow agreement will incorporate the terms of this Section 8.7. The Remediation Escrow Amount shall serve as a source of funds for payment on behalf of Seller of the full cost of the Remediation. In the event the Remediation Escrow Amount is insufficient to pay all of the costs associated with or related to the Remediation, Seller shall pay all such costs in excess of the

Remediation Escrow Amount. Other than portions of the Remediation Escrow Amount that are paid directly to third parties who are performing the Remediation, the Remediation Escrow Amount shall be held in escrow until such time as the Remediation is completed to the reasonable satisfaction of Purchaser (the ‘‘Remediation Escrow Period’’). Any funds remaining in the Remediation Escrow Fund at the termination of the Remediation Escrow Period shall be disbursed to Seller.

8.8  Ryder Indemnification and Access Agreement.    Seller and Shareholder shall ‘‘pass through’’ to Purchaser all rights it has under the Access and Indemnification Agreement dated on or about July 24, 1998 by and between Ryder Truck Rental, Inc. (‘‘Ryder’’), Seller and WKD Properties, LLC (the ‘‘Indemnity Agreement’’). At the request and for the benefit of Purchaser, and at the sole cost of Seller and Shareholder, Seller and Shareholder shall enforce all rights and remedies Seller has under the Indemnity Agreement, including taking any legal action that Purchaser requests. Purchaser shall have the right to control any such action and no such action shall be settled, compromised or abandoned without the prior written consent of Purchaser. Furthermore, Seller and Shareholder shall immediately transfer any compensation or other consideration that any of them receive from any such lawsuit or other action that Purchaser has requested any of them to take pursuant to this Section 8.8 or as a result of enforcing its rights and remedies under the Indemnity Agreement to the extent relating to damages or liabilities of any kind that Purchaser sustains as a result of any action or inaction of Ryder for which Ryder is required to indemnify Seller under the Indemnity Agreement. Seller and Shareholder shall not compromise, settle or abandon any claim with respect to the Indemnity Agreement without the prior written consent of Purchaser.

9.    CONDITIONS TO SELLERS' OBLIGATION TO CLOSE.

The obligation of Seller and Shareholder to consummate this Agreement and the Collateral Agreements is subject to the satisfaction of the following conditions, unless waived by Seller and Shareholder:

9.1  Accuracy of Representations and Warranties.    The representations and warranties of Purchaser contained in this Agreement shall be true and correct except where the failure to be true and correct would not cause a material adverse change on Purchaser taken as a whole (it being understood that, notwithstanding anything to the contrary contained in this Agreement, for the sole purpose of determining whether there has been a material adverse change as a result of any inaccuracy of a representation or warranty of Purchaser, such representation or warranty shall be read as if it were not qualified by ‘‘material’’ or ‘‘material adverse change’’ or other words of similar import), in each case on the date hereof and on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date).

9.2  Performance of Obligations.    Purchaser shall have performed each obligation required to be performed by it under this Agreement prior to the Closing Date in all material respects.

9.3  Deliverables.    Seller shall have received from Purchaser those items set forth in Sections 4.3.2 and 4.3.3.

9.4  No Proceedings.    No action or proceeding against Purchaser or any Seller shall have been instituted or threatened that, if successful, and no law, regulation or order shall have been enacted, promulgated, entered, enforced or issued by any governmental agency that, could prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement and the Collateral Agreements.

9.5  Adjustment to Purchase Price.    Seller and Purchaser shall have agreed to any adjustments to the Purchase Price as set forth on the Closing Statement, including any adjustments for deficiencies in the Purchased Assets.

9.6  Approvals.    Seller shall have obtained all consents and approvals necessary to effectuate the transactions contemplated by this Agreement and the Collateral Agreements, including, but not limited to, consents to the assignment of the Transportation Contracts and the Miscellaneous Contracts and the Approvals set forth on Schedule 5.22.

10.    CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE.

The obligation of Purchaser to consummate this Agreement and the Collateral Agreements is subject to the satisfaction of the following conditions, on or before the Closing Date unless waived by Purchaser:

10.1  Accuracy of Representations and Warranties.    The representations and warranties of Seller and Shareholder contained in this Agreement shall be true and correct except where the failure to be true and correct would not cause a material adverse change on Seller or Shareholder taken as a whole (it being understood that, notwithstanding anything to the contrary contained in this Agreement, for the sole purpose of determining whether there has been a material adverse change as a result of any inaccuracy of a representation or warranty of Seller or Shareholder, such representation or warranty shall be read as if it were not qualified by ‘‘material’’ or ‘‘material adverse change’’ or other words of similar import), in each case on the date hereof and on the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date).

10.2  Performance of Obligations.    Seller and Shareholder shall have performed each obligation required to be performed by it under this Agreement prior to the Closing Date in all material respects.

10.3  Deliverables.    Purchaser shall have received from Seller and Shareholder those items set forth in Sections 4.3.1 and 4.3.3.

10.4  No Proceedings.    No action or proceeding against Purchaser, Seller or Shareholder shall have been instituted or threatened that, if successful, could prohibit consummation or require substantial rescission of the transactions contemplated by this Agreement and the Collateral Agreements or divestiture by Purchaser of any business purchased hereunder or any of the Purchased Assets or impose material restrictions on the way Purchaser operates the Purchased Assets following the Closing.

10.5  Satisfaction of Creditors and Taxing Authorities.    Seller and Shareholder shall have notified Purchaser of, and paid or otherwise dealt to Purchaser’s reasonable satisfaction with, any and all demands made by any creditor or taxing authority regarding obligations of Sellers.

10.6  Adjustments to Purchase Price.    Seller, Shareholder and Purchaser shall have agreed to any adjustments to the Purchase Price as set forth on the Closing Statement, including any for any adjustments for deficiencies in the Purchased Assets.

10.7  Release of Liens.    Seller shall have obtained a release of any and all security interests and Liens affecting the Purchased Assets and shall have delivered transfer documents satisfactory in form and substance to counsel for Purchaser assigning and conveying all such assets free and clear of any and all mortgages, Liens, pledges, charges, adverse claims or encumbrances of any nature whatsoever.

10.8  No Material Adverse Change.    There shall not have occurred any material adverse change in the business, operations, result of operations, projected contract revenue or financial condition of the Business, taken as a whole.

10.9  No Damage.    There shall not have occurred a loss of or damage to the Purchased Assets in the aggregate over $10,000.00, unless Seller or Shareholder has replaced the damaged, stolen or lost Purchased Assets to the reasonable satisfaction of Purchaser prior to Closing.

10.10  Leased Property. Purchaser, in its sole discretion, shall have either assumed the leases set forth on Schedule 5.9 for the Leased Property or entered into new leases for the Leased Property in a form satisfactory to Purchaser and its counsel. The Leased Property shall be properly zoned for use as school bus operations and maintenance facilities.

10.11  Approvals.    Seller or Shareholder shall have obtained all consents and approvals necessary to effectuate the transactions contemplated by this Agreement and the Collateral Agreements, including, but not limited to, consents to the assignment of the Transportation Contracts and the Miscellaneous Contracts and the Approvals set forth on Schedule 5.22.

10.12  COBRA Notices.    Seller shall have supplied proof to Purchaser satisfactory in form and substance to counsel for Purchaser of Sellers' compliance with the provisions of Consolidated Omnibus Budget Reconciliation Act as they apply to Seller, including, without limitation, any notices required to be distributed to employees of Seller.

11.    TERMINATION.

11.1  Right To Terminate. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

11.1.1 Mutual Consent.    By mutual written consent of Purchaser, Seller and Shareholder;

11.1.2 By Purchaser.    By Purchaser, if any of the conditions set forth in Section 10 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by Purchaser);

11.1.3 By Seller or Shareholder.    By Seller or Shareholder, if any of the conditions set forth in Section 9 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by Seller or Shareholder);

11.1.4 Termination Date.    By Purchaser, Seller or Shareholder, if the transactions contemplated hereby are not consummated on or before July 15, 2006; provided that, any such termination shall not in any way prejudice Purchaser’s or Seller's rights to seek specific performance or other injunctive relief after such termination;

11.1.5 Breach of Covenant.    By Purchaser, Seller or Shareholder, if the other party shall be in material breach of any of its covenants contained in this Agreement and such breach either is incapable of cure or is not cured within 30 days after notice from the party wishing to terminate; provided, that the party seeking such termination shall not also then be in material breach of this Agreement; and, provided, further, that any material breach of the provisions of Section 1.1 shall entitle Purchaser to an immediate right to termination without any notice or cure requirement;

11.1.6 Breach of Representations and Warranties.    By Purchaser, Seller or Shareholder, if the other party shall be in breach of any of its representations or warranties contained in this Agreement, which breach, individually or together with all other breaches, is reasonably expected to have a material adverse change on such party, and such breach either is incapable of cure or is not cured within 30 days after notice from the party wishing to terminate; provided, that the party seeking such termination shall not also then be in material breach of this Agreement; or

11.1.7 Order or Action by Governmental Entity.    By Purchaser, Seller or Shareholder, if a governmental entity shall have issued a non-appealable final order or shall have taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

11.2  Manner and Effect of Termination. Termination shall be effected by the giving of written notice to that effect by the party seeking termination. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, then this Agreement shall become null and void and of no further force and effect and no party shall be obligated to any other party hereunder; provided, however, that termination shall not affect (i) the rights and remedies available to a party as a result of the breach by the other party or parties hereunder or (ii) the provisions of Sections 7.16, 8.4 and 20.12 and any provisions concerning indemnification for broker’s or similar fees, or this Section 11.2.

12.    INDEMNIFICATION.

12.1  Seller and Shareholder Indemnification.    Seller and Shareholder, jointly and severally, agrees to indemnify, defend, release, and hold Purchaser, its parent company, its affiliates, subsidiaries or related companies, and their directors, officers and employees harmless from and against any and all damages, losses, penalties, interest obligations, liabilities (including tax liabilities), claims, judgments, causes of action, deficiencies, costs, clean up costs, and expenses (including reasonable attorneys’ fees and other costs) asserted against, incurred or required to be paid by Purchaser on account of or incident or pursuant to: (i) breach of any representation or warranty made by Seller or Shareholder in this Agreement, the Collateral Agreements or in any document delivered pursuant to or in connection with this Agreement; (ii) breach of any covenant or obligation made by Seller or Shareholder in this Agreement, the Collateral Agreements or any document delivered pursuant to or in connection with this Agreement; (iii) the business or operations of Seller or Shareholder or any conduct or failure to act of any Seller (or any of their employees or agents) before, at or after the Closing including any tax liability resulting therefrom; (iv) the ownership, maintenance, use or operation of the Purchased Assets prior to or on the Closing Date; (v) the Transportation Contracts or Miscellaneous Contracts and arising from acts, omissions, circumstances or conditions occurring on or before the Closing Date; (vi) the failure of Seller or Shareholder to comply with applicable bulk transfer laws, to the extent such failure causes Purchaser to be liable for liabilities of Seller other than the liabilities which Purchaser assumes pursuant to Section 16 hereof; (vii) unfunded or under funded pension liabilities of Seller and all liabilities under the pension plans and other employee plans and any severance benefits and termination liabilities and any other employee-related claims arising from acts, omissions, circumstances or conditions occurring on or before the Closing Date; (viii) releases, spills, discharges or leaks of oil, fuel, regulated, hazardous, or toxic substances, or other pollutants of any kind in or on the Leased Property or in or on any other real property owned, leased, operated or used by Seller or Shareholder that occurred on or before the Closing Date; (ix) the use or occupation of the Leased Property prior to or on the Closing Date; (x) any broker's or finders fees due and payable to any third party arising out of this Agreement or the transactions contemplated hereby where such party claims that it entered into an agreement with Seller or Shareholder.

12.2  Purchaser Indemnification.    Purchaser agrees to indemnify, defend, release, and hold Seller and Shareholder, their affiliates, subsidiaries or related companies and their directors, stockholders, officers and employees, as applicable, harmless from and against any and all damages, losses, penalties, interest obligations, liabilities (including tax liabilities), claims, judgments, causes of action, deficiencies, costs, clean up costs, and expenses (including reasonable attorneys’ fees and other costs) asserted against, incurred or required to be paid by Seller or Shareholder on account of or incident to: (i) breach of any representation or warranty made by Purchaser in this Agreement, the Collateral Agreements or in any document delivered pursuant to or in connection with this Agreement; (ii) the breach of any covenant or obligation made by Purchaser in this Agreement, the Collateral Agreements or in any document delivered pursuant to or in connection with this Agreement; (iii) the business or operations of Purchaser or any conduct or failure to act of Purchaser (or any of its employees or agents) before, at or after the date of this Agreement; (iv) the ownership, maintenance, use, or operation of the Business and the Purchased Assets after the Closing Date; (v) the Transportation Contracts or Miscellaneous Contracts and arising from acts, omissions, circumstances, or conditions occurring after the Closing Date; or (vi) any broker's or finders fees due and payable to any third party arising out of this Agreement or the transactions contemplated hereby where such party claims that it entered into an agreement with Purchaser; (vii) the Assumed Liabilities.

12.3  Maximum Liability.    Notwithstanding any other provisions of this Agreement the total aggregate indemnification obligations of Seller and Shareholder and the total indemnification obligations of Purchaser under this Agreement shall each be limited to the Purchase Price, other than any claim based upon fraud or willful misconduct. Furthermore, the limitations set forth in this Section 12.3 shall not apply to a breach of a representation or warranty set forth in Sections 5.2, 5.3, 5.4, 6.2, and 6.3.

13.    INDEMNIFICATION PROCEDURE.

13.1 With respect to any matter for which indemnification is claimed by Purchaser, Purchaser will promptly notify Seller or Shareholder in writing after Purchaser becomes aware of it, and Seller and/or Shareholder (as applicable) will promptly and diligently defend, contest, settle, compromise, or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense; provided, however, that Seller and/or Shareholder shall not, without the prior written consent of Purchaser, consent to an entry of judgment or enter into any settlement (i) which does not include an unconditional release of Purchaser from all liability, or (ii) which requires action on the part of Purchaser or otherwise subjects Purchaser to any obligation or restriction to which it would not otherwise be subject. Any delay or failure to so notify Seller and/or Shareholder will only relieve Seller and/or Shareholder of their obligations hereunder to the extent, if at all, that they are prejudiced by reason of such delay or failure. Purchaser will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; however, Seller and/or Shareholder will be entitled to control the defense unless Purchaser has relieved Seller and/or Shareholder in writing from liability with respect to the particular matter. If Seller and/or Shareholder request(s) that Purchaser participate in the defense and if Purchaser so elects, at Purchaser’s option, Seller and/or Shareholder will reimburse Purchaser for its expenses and the cost of providing assistance at the request of Seller and/or Shareholder, including, without limitation, reasonable attorneys’ fees and investigation expenses. If Seller and/or Shareholder do not timely defend, contest or otherwise protect against any suit, action, investigation, claim or proceeding after receipt of the required notice from Purchaser, Purchaser will have the right, but not the obligation, to defend, contest or otherwise protect against the same, make any compromise or settlement thereof, and recover all damages as a result of such suit, action, investigation, claim, proceeding, compromise, or settlement.

13.2 With respect to any matter for which indemnification is claimed by Seller or Shareholder, Seller or Shareholder will promptly notify Purchaser in writing after Seller and/or Shareholder becomes aware of it, and Purchaser will promptly and diligently defend, contest, settle, compromise, or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense; provided, however, that Purchaser shall not, without the prior written consent of Seller and/or Shareholder, consent to an entry of judgment or enter into any settlement (i) which does not include an unconditional release of Seller and/or Shareholder from all liability, or (ii) which requires action on the part of Seller and/or Shareholder or otherwise subjects Seller and/or Shareholder to any obligation or restriction to which it would not otherwise be subject. Any delay or failure to so notify Purchaser will only relieve Purchaser of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure. Seller and/or Shareholder will have the right, but not the obligation, to participate, at their own expense, in the defense by counsel of their own choosing; however, Purchaser will be entitled to control the defense unless Seller and/or Shareholder have relieved Purchaser in writing from liability with respect to the particular matter. If Purchaser requests that Seller and/or Shareholder participate in the defense and if Seller and/or Shareholder so elect, at Seller's and/or Shareholder's option, Purchaser will reimburse Seller and/or Shareholder for their expenses and the cost of providing assistance at the request of Purchaser, including, without limitation, reasonable attorneys’ fees and investigation expenses. If Purchaser does not timely defend, contest or otherwise protect against any suit, action, investigation, claim or proceeding after receipt of the required notice from Seller and/or Shareholder, Seller and/or Shareholder will have the right, but not the obligation, to defend, contest or otherwise protect against the same, make any compromise or settlement thereof, and recover all damages from Purchaser as a result of such suit, action, investigation, claim, proceeding, compromise, or settlement.

14.    RIGHT OF SET OFF.

Purchaser may, in addition to any other remedy available to Purchaser at law or in equity, and at its sole option, withhold and set off, against any and all amounts payable under this Agreement or the Collateral Agreements, any amounts for which Purchaser is due pursuant to this Agreement or the Collateral Agreements.

15.    SALES TAX.

15.1  Transfer Taxes.    Purchaser shall be liable for and agrees to pay any sales, use, value added, documentary, stamp, gross receipts, registration, transfer, capital, conveyance, excise, recording, license and other similar Taxes and fees, including, without limitation, titling and registration fees arising out of the registration of the Vehicles into Purchaser’s name (but excluding any income tax of Seller), duly imposed on the sale of the Purchased Assets.

15.2  Property Expense Apportionment.    The items listed in subsections 15.2.1 through 15.2.5 below relating to the Purchased Assets will be apportioned at the Closing in an equitable manner as of the close of business of the day immediately preceding the Closing Date (the ‘‘Adjustment Date’’) so that the income and expense items with respect to the period up to and including the Adjustment Date will be for Seller’s account and the income and expense items with respect to the period after the Adjustment Date will be for Purchaser’s account. For purposes of this Section, the term ‘‘equitable manner’’ will mean that Seller will be allocated such items based on a fraction, the numerator of which is the number of days in the applicable period ending on the Adjustment Date and the denominator of which is the total number of days in such period, and Purchaser will be allocated the remainder.

15.2.1 General and special real estate and other ad valorem taxes and assessments and other state or local taxes, fees, charges and assessments in respect of real estate on the basis of the fiscal year for which assessed. If the Closing Date will occur before the tax rate or assessment is fixed for any fiscal year, the apportionment of such taxes and payments at Closing will be based upon the most recently ascertainable tax bills; provided, that Purchaser and Seller will recalculate and re-prorate said taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual tax bills received for any such fiscal year and the amount of any payments in lieu of tax made with respect to any such fiscal year.

15.2.2 Personal property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing Date will occur before the tax rate or assessment is fixed for any fiscal year, the apportionment of such taxes and payments at Closing will be based upon a reasonable estimate mutually agreed upon by Purchaser and Seller; provided, that Purchaser and Seller will recalculate and re-prorate said taxes and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual tax bills received for any such fiscal year.

15.2.3 Utility charges and other apportionments and adjustments as are customarily apportioned upon the transfer of real and personal property in the county and state in which the subject property is located.

15.2.4 To the extent any Taxes described in subsections 15.2.1 or 15.2.2 above are adjusted as a result of any governmental Tax audit or administrative or court proceeding initiated by a governmental entity or agency with jurisdiction over the properties, Purchaser and Seller will recalculate and re-prorate such taxes and make the necessary cash adjustments promptly upon the resolution of such audit or proceeding.

15.2.5 Any rent expense with respect to any Acquired Assets.

15.3 Purchaser shall not be liable for any interest, penalty or additional amount imposed by any governmental authority responsible for the imposition of any Tax that is attributable to Seller or Shareholder.

16.    ASSUMPTION OF LIABILITIES; DISCLAIMER OF OTHER LIABILITIES.

With the exception of (a) obligations accruing under the Transportation Contracts and Miscellaneous Contracts that do not relate to matters or events which occurred or failed to occur prior to the Closing Date, (b) obligations and liabilities to be paid or assumed by Purchaser pursuant to Section 15, and (c) obligations and liabilities incurred by Purchaser in the operation of the Business following the Closing, including obligations and liabilities arising from the use of, ownership, operation or resale of Purchased Assets by Purchaser following the Closing (the ‘‘Assumed Liabilities’’), Purchaser does not assume and will not be responsible for any debts, obligations or liabilities of Seller, accrued or unaccrued, fixed or contingent regardless of the character thereof and regardless of when asserted, including without limitation: (i) any employee liabilities for unemployment compensation or premiums, workers’ compensation claims or premiums; (ii) property or casualty insurance premiums; (iii) accrued employee vacations, unfunded or under funded employee benefit plans, whether multi employer or otherwise; (iv) any liability of Seller arising from indebtedness for borrowed money or long-term debt of Seller; (v) any liability arising from, or in connection with the conduct of Seller’s business or the ownership of the Purchased Assets by Seller on or prior to the Closing Date; (vi) any liability of Seller for Taxes owed to any taxing authority (other than those Taxes that Purchaser is obligated to pay as set forth in Section 15); (vii) any liability or obligation of Seller under any contract or commitment other than the Assumed Liabilities; (viii) any accounts payable; (ix) any liability arising out of the employment or termination of employment of any person employed by Seller; (x) any liability or claim arising from or related to the Excluded Assets; or (xi) any other liability of any nature (collectively, the ‘‘Retained Liabilities’’), it being understood that all of the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and/or discharged solely by Seller.

17.    EMPLOYEES.

17.1 Seller shall terminate all of its employees (other than its officers) employed in connection with the Business prior to the Closing. Seller shall be solely responsible for severance pay and other liabilities arising out of such employment and termination and for all accrued compensation, vacation pay, sick pay and other benefits with respect to such employees whether or not such employees become employees of Purchaser on or after the Closing Date.

17.2 Purchaser shall, in its sole discretion, consider for employment Seller's current employees (other than Seller’s officers), but shall be under no obligation to offer employment to any of Sellers' employees. Any employee offered employment by Purchaser will be required to meet Purchaser’s employment requirements, including but not limited to, drug and alcohol tests and background reviews.

18.    TAX ALLOCATION OF PURCHASE PRICE.

For purposes of each party’s reporting of the transactions contemplated by this Agreement to the United States Department of Internal Revenue Service, prior to the Closing, the parties shall agree as to a schedule allocating the Purchase Price amongst the Purchased Assets which shall be set forth on Exhibit P, adjusted for additions and deletions of the Purchased Assets between the Effective Date of this Agreement and the Closing.

19.    KNOWLEDGE

A party to this Agreement will be deemed to have ‘‘knowledge’’ of a particular fact or matter if: (a) that party is actually aware of that fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement. A party to this Agreement will be deemed to have ‘‘knowledge’’ of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that party (or in any similar capacity) has, or at any time had, ‘‘knowledge’’ of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that party or individual.

20.    MISCELLANEOUS.

20.1  Headings.    The headings in this Agreement are for convenience of reference only and do not limit or otherwise affect any of the terms or provisions of this Agreement.

20.2  Governing Law.    The laws of the State of New York govern all matters arising out of this Agreement and the rights and obligations of the parties under this Agreement without consideration of New York’s conflicts of laws principles.

20.3  Severability.    If any provision of this Agreement is held to be illegal, invalid or unenforceable, that provision will be fully severable, and this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect. Furthermore, in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

20.4  Entire Agreement.    This Agreement, the Confidentiality Agreement, dated October 31, 2005 (the ‘‘Confidentiality Agreement’’) (provided that, following the Closing, all information concerning the Business and Seller shall no longer be considered confidential and Purchaser may freely disclose all such information), and all documents and agreements referred to in this Agreement supersede all prior or contemporaneous understandings, agreements, negotiations and discussions, whether oral or written, between the parties concerning this subject matter and constitute the entire agreement between the parties with regard to this subject matter. The parties have not relied upon any promises, representations, warranties, agreements, covenants or undertakings, other than those expressly set forth in this Agreement and the Confidentiality Agreement.

20.5  Waiver.    Waiver of the benefit of any provision of this Agreement must be in writing and signed by the party against whom enforcement is sought to be effective. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach. No action taken pursuant to this Agreement will be deemed to constitute a waiver by that party of compliance by the other party with any of the covenants or other obligations contained in this Agreement. A failure by a party to insist upon strict compliance with any term of this Agreement, enforce any right or seek any remedy upon any breach of any other party will not affect, or constitute a waiver of, that party's right to insist upon strict compliance, enforce that right or seek that remedy with respect to that default or any prior, contemporaneous or subsequent default.

20.6  Binding on Successors.    This Agreement applies to and binds the successors and permitted assigns of the parties.

20.7  Amendments.    No amendment of this Agreement is valid unless in writing and the party against whom enforcement is sought signs it.

20.8  Notices.    The parties shall give any notice or other communication required or permitted in this Agreement in writing and shall deliver any notice by personal delivery, overnight delivery service, certified mail, return receipt requested, postage prepaid, or facsimile transmission. A notice is deemed given upon delivery of the notice in person, on the day after the notice is deposited with an overnight delivery service, five days after the notice is deposited with the United States Postal Service certified mail, return receipt requested, postage prepaid, or immediately when sent by facsimile transmission (with a confirming copy of such communication to be sent by overnight delivery services or certified mail), and addressed or faxed as follows:

If to Seller:	c/o Atlantic Express Transportation Corp. 7 North Street Staten Island, New York 10302 Attention: President
With a copy to:	Silverman Sclar Shin & Byrne PLLC 381 Park Avenue South New York, New York 10016 Attention: John Shin, Esq.
If to Purchaser:	First Student, Inc. c/o FirstGroup America, Inc. One Centennial Plaza 705 Central Avenue, Suite 500 Cincinnati, Ohio 45202 Attn: Michael Petrucci, Esq.

with a copy to:	Dinsmore & Shohl LLP 1900 Chemed Center 255 E. Fifth Street Cincinnati, Ohio 45202 Attn: Jason B. Sims, Esq.

From time to time, either party may designate another address for all purposes of this Agreement if it gives to the other party not less than three days advance notice of the change of address in accordance with the provisions of this Agreement. The failure or refusal of a party to accept receipt of a notice or other communication under this Agreement shall not invalidate the notice.

20.9  Presumption.    This Agreement or any section of this Agreement will not be construed against any party due to the fact that the party drafted this Agreement or any section of this Agreement.

20.10  Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Execution of this Agreement via facsimile will be effective, and signatures received via facsimile will be binding upon the parties and effective as originals. The parties expressly acknowledge that, notwithstanding any statutory or decisional law to the contrary, the printed product of a facsimile transmittal will be deemed to be ‘‘written’’ and a ‘‘writing’’ for all purposes of this Agreement.

20.11  Third Party Beneficiaries.    The terms and provisions of this Agreement are intended solely for the benefit of each party to this Agreement and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights, and this Agreement does not confer any such rights, upon any other person or entity.

20.12  Expenses.    Seller, Shareholder and Purchaser shall each pay their own expenses incidental to this Agreement, including, without limitation, fees and expenses of their respective agents, representatives, counsel, accountants, and other experts.

20.13  Attorneys’ Fees.    If any party resorts to legal action to enforce any of its rights under this Agreement, the prevailing party will be entitled to recover its costs and expenses associated with such legal action, including, but not limited to court costs and reasonable attorneys’ fees at trial or appeal.

20.14  Further Assurances.    Before and after the Closing, either party shall promptly execute and deliver to the other party (upon the other party's written request) such other instruments or documents as the other party reasonably deems necessary or appropriate to carry out and effect the purpose and intent of this Agreement.

20.15  Assignment.    This Agreement may be assigned by Purchaser. Neither Seller nor Shareholder may assign this Agreement without the prior written consent of Purchaser.

20.16  Bulk Transfer Laws.    Purchaser acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transaction contemplated by this Agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties as of the Effective Date.

SELLER:	PURCHASER:
T-NT BUS SERVICE, INC.	FIRST STUDENT, INC.

By:	/s/ Domenic Gatto	By:	/s/ Gary Waits
Name:	Domenic Gatto	Name:	Gary Waits
Title:	President	Title:	CFO
SHAREHOLDER:
ATLANTIC EXPRESS TRANSPORTATIONCORPORATION
By:	/s/ Domenic Gatto
Name:	Domenic Gatto
Title:	President